Exhibit 3.1b
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ROYAL STYLE DESIGN, INC.
DOCUMENT NO. P06000090523

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment to its Articles of Incorporation:

AMENDMENTS ADOPTED: ARTICLE IV: Shares.

The first paragraph of Article IV: "Shares" is amended to read in its entirety as follows: The total number of shares of stock which this corporation shall have authority to issue is Five Hundred Ten Million (510,000,000); Five Hundred Million (500,000,000) of which shall be Common Stock, par value of $0.001 per share, and Ten Million (10,000,000) of which shall be Preferred Stock, par value of $0.001.

The foregoing amendment was approved by the Board of Directors and notice given to the Shareholders not less than 10 nor more than 60 days prior to the date of the Shareholders' meeting.

The amendment was approved by the Shareholders at a Special Meeting held on September 20, 2010. The number of votes cast for the amendment by the Shareholders was sufficient for approval.

Richard Lloyd, President and Chief Executive Officer

DATED: September 20, 2010